UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

May 6, 2009

Occam Networks, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33069	77-0442752
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6868 Cortona Drive
Santa Barbara, CA 93117
(Address of Principal Executive Offices, including Zip Code)

(805) 692-2900

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 2 — Financial Information

Item 2.05  Costs Associated With Exit or Disposal Activities.

On May 7, 2009, we implemented a reduction-in-force that resulted in the termination of approximately 10% of our work-force. Affected employees were notified on May 7, 2009, and we expect to substantially complete the reduction-in-force during the second quarter of 2009.  The purpose of the workforce reduction is to reduce costs, streamline operations, and improve our cost structure in the current economic and operating environment.

We anticipate recording charges during the second quarter of approximately $0.2 million related to termination benefits paid in connection with the reduction in force.

Forward-Looking Statements Disclaimer

The disclosure contained in this Item 2.05 contains forward-looking statements concerning the expected charges and costs associated with our reduction-in-force.  These forward-looking statements involve risks and uncertainties.  Facts that could cause actual results to differ materially from the statements included in this Item 2.05 disclosure include difficulties encountered in implementing the planned workforce reductions such as litigation or other claims arising out of the reduction.  Further information on potential factors that could affect our future financial results are included in our Annual Report on Form 10-K for the year ended December 31, 2008 and will be included in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, which we expect to file with the Securities and Exchange Commission on or before May 11, 2009.

Item 5.02       Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective May 15, 2009, Nathan A. Harrell, a named executive officer and currently our corporate vice president of sales, will resign as an executive officer of Occam Networks, Inc.  Mr. Harrell will continue to work with Occam Networks in a regional sales executive capacity.  Our board of directors approved the revised terms of Mr. Harrell’s employment on May 7, 2009.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Occam Networks, Inc.

	By:	/s/ Jeanne Seeley
Jeanne Seeley
Chief Financial Officer

Date: May 8, 2009

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